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                                 EXHIBIT (11)

                                CMI CORPORATION
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
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

                                         Three Months Ended  Nine Months Ended
                                            September 30       September 30
                                         ------------------  -----------------
                                           1997      1996      1997     1996
                                         ---------  -------  --------  -------

PRIMARY EARNINGS PER SHARE

Net earnings per statements of
 earnings                                  $ 1,433    2,333     5,087    6,212

Deduct dividends on preferred stock        $     -      151         -      272
                                           -------   ------    ------   ------

Net earnings applicable to common
 stock                                     $ 1,433    2,182     5,087    5,940
                                           =======   ======    ======   ======

Weighted average outstanding common
 shares                                     21,328   20,468    21,140   20,413

Add dilutive effect of outstanding
 stock options (as determined using
 the treasury stock method)                     53      204        97      344
                                           -------   ------    ------   ------

Weighted average outstanding common
 shares and common share equivalents,
 as adjusted                                21,381   20,672    21,237   20,757
                                           =======   ======    ======   ======

Primary earnings per share                    $.07      .11       .24      .29
                                           =======   ======    ======   ======

FULLY DILUTED EARNINGS PER SHARE

Net earnings applicable to common
 stock as shown in primary
 computation above                         $ 1,433    2,182     5,087    5,940
                                           -------   ------    ------   ------

Weighted average common shares
 outstanding                                21,328   20,468    21,140   20,413

Add fully dilutive effect of
 outstanding stock options (as
 determined using the treasury stock
 method)                                        54      204       107      344
                                           -------   ------    ------   ------

Weighted average outstanding common
 shares and common shares equivalents,
 as adjusted                                21,382   20,672    21,247   20,757
                                           =======   ======    ======   ======

Fully diluted earnings per share           $   .07      .11       .24      .29
                                           =======   ======    ======   ======

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